EXHIBIT 10.1

July 6, 2015

William Tracy

6 Massachusetts Blvd

Bellerose Village, NY  11001

Dear Bill:

I am pleased to extend an offer of employment to join The Bon-Ton Stores, Inc., as Chief Operating Officer reporting to Kathy Bufano, President & Chief Executive Officer.  In this role, you will have responsibility for Information Systems, Stores, Loss Prevention & Visual, Distribution & Logistics, Real Estate, and Human Resources.

In recognition of your responsibilities, your base salary will be $650,000 annually, paid according to the established bi-weekly payroll calendar.

We would anticipate your start date to be no later than July 27, 2015.

Performance Incentive Program

You will be eligible to participate in the Cash Bonus Program.

Your target bonus is 75% of base salary, a threshold of 37.5%, and a maximum of 150% for achievement of pre-determined objectives.  Your objectives for 2015 are 70% Company adjusted EBITDA to plan and 30% on Company sales dollars to plan.  Payouts at threshold or above are made upon the achievement of the minimum company Net Income threshold, as well as the achievement of your individual metrics.  For 2015, an initial payout of 12.5% or 25% of target will be made to all eligible executives if the Company meets a minimum adjusted EBITDA level as approved by the Board.

For 2015, you will be guaranteed a minimum payout of $230,000.  A one-time payment of $115,000, net of all applicable taxes, will be paid at the first pay period after your start date and another $115,000, net of all applicable taxes, paid at the time of our normal bonus program payout on or about April 15, 2016.

If your employment should be terminated not for cause or for death or disability, you or your beneficiary will receive a pro-rated portion of the performance bonus that would have been earned based on the number of days employed out of 365.

Each year the metrics and payouts are evaluated and approved by the Human Resource Compensation Committee of the Board of Directors.

Long-Term Incentive

Part of your compensation package are long-term incentives in the form of Restricted Stock Units (time-based) and Performance shares.  The Restricted Stock units (time-based) have a three-year cliff vest.  The 2015, performance shares are based 100% on the Company cumulative adjusted EBITDA to plan for the three-year period of fiscal 2015-2017, net of all incentive payments.  The lowest payout level for 2015 is set at 25% of target for achievement of 95.9% of plan.  The maximum payout is 150% of target.  Any payment above target requires a positive shareholder return (TSR.)

At time of hire, you will be awarded 120,000 shares of restricted stock with a three-year cliff vest.  These are time based, not performance based.  Should your employment be involuntarily terminated not for cause, the Restricted Stock shall vest as follows: if occurs prior to the first anniversary of the Date of Grant, the Restricted Stock shall vest one-third on the first anniversary of the Date of Grant, one-third on the second anniversary of the Date of Grant and the remainder on the third anniversary of the Date of Grant; if occurs after the first anniversary of the Date of Grant and before the second anniversary of the Date of Grant, the Restricted Stock shall vest two-thirds on the second anniversary of the Date of Grant and the remainder on the third anniversary of the Date of Grant; and if  occurs after the second anniversary of the Date of Grant and before the third anniversary of the Date of Grant, the Restricted Stock shall vest on the third anniversary of the Date of Grant.

Commuting Expenses

Expenses defined as commuting by our Tax department will be reimbursed up to $50,000 on an annual basis.  Commuting expenses are expected to be airfare to and from home to place of business, apartment or hotel in Milwaukee and/or York, and transportation while in Milwaukee and/or York.  This will not include meals.  Commuting expense are defined by the IRS as taxable income.  You will be responsible for all taxes as it applies to your commuting expenses.

Other Expenses

We will reimburse you for accountant expenses as it relates to your employment transition up to $7,500.  You will be responsible for all taxes as it applies to your these expenses.

Performance Appraisals

Performance Appraisals are conducted annually and based on results for the previous fiscal year. You will be eligible for a performance review and merit increase for your 2015 performance in May 2016.

Benefits

You will be eligible to participate in our medical/prescription, dental, vision, supplemental life, long-term disability, and group legal plans on the 1st day after your 90th day of employment.

You will be eligible for 4 weeks of vacation in 2015.  Effective in 2016 and forward you will be eligible for 5 weeks of vacation.  Because these exceptions are made on a case by case basis, we ask you to treat this exception as confidential.

Executive Severance Plan

If your employment is terminated without cause, you will be provided one year of severance net of any pay from another employer, and a COBRA stipend, until otherwise qualified for health insurance by another employer, in exchange for the execution of the Non-Compete/Non-Solicitation agreement and a release of waiver and claims, as currently defined by our Executive Severance Plan.  Please find enclosed a copy of these agreements for your review.

D & O Insurance

You will be protected as an officer of the Company under our Director & Officer Insurance policy upon your date of hire.

Given you accept our offer and the information provided, please sign, date, and return one copy of the offer to me.  We look forward to your future success on the Bon Ton team!

Sincerely,

THE BONwTON STORES, INC.

/s/ Denise Domian
Denise M. Domian
SVP, Human Resources

ACKNOWLEDGEMENT:

Please return a signed and dated copy of this letter to me.

/s/William Tracy
William Tracy